Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Laurie Tardif +1 704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Relations:	Fax: 704 423 7002
Paul Gifford +1 704 423 5517	www.goodrich.com

For Immediate Release
Goodrich Announces First Quarter 2010 Results, Reaffirms Outlook for 2010 Sales, Net Income per Diluted Share and Cash Flow
•
First quarter 2010 net income per diluted share of $0.87 compared to first quarter 2009 net income per diluted share of $1.35 and fourth quarter 2009 net income per diluted share of $0.82. First quarter 2010 tax expense exceeded prior tax rate outlook by approximately $0.12 per diluted share, primarily due to U.S. health care reform legislation and delays in extending the U.S. R&D tax credit.

•	First quarter 2010 sales of $1,695 million compared to first quarter 2009 sales of $1,696 million and fourth quarter 2009 sales of $1,642 million.

•
Full year 2010 outlook unchanged with expectations for sales of approximately $7.1 billion, net income per diluted share of $4.15 — $4.40 and net cash provided by operating activities, minus capital expenditures, in excess of 85 percent of net income.

CHARLOTTE, N.C., April 22, 2010 — Goodrich Corporation (NYSE: GR) announced results today for the first quarter 2010 and reaffirmed its outlook for 2010 sales, net income per diluted share and cash flow.
Commenting on the company’s performance and its 2010 outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our first quarter 2010 results were consistent with our expectations. Despite the unexpected tax expense related to the health care reform legislation, we are maintaining our outlook for earnings per share. Our large commercial airplane original equipment and our defense and space market channels both experienced significant growth. Our commercial airplane aftermarket sales rose by about 9 percent sequentially, compared to the fourth quarter 2009, although they were about 10 percent lower than the first quarter 2009. We see positive indicators that commercial aftermarket sales will be trending upward throughout this year, and we still expect sequential growth each quarter of 2010.

We continue to expect year-over-year growth during the second half of this year and 4 — 7 percent growth for the full year 2010, compared to 2009.”
“At the same time as we are seeing improving trends in commercial airplane aftermarket sales, Boeing and Airbus recently announced production rate increases for a variety of programs. These announcements, in conjunction with expected 787 deliveries, should provide us with strong large commercial original equipment sales growth for many years to come.”
“Our defense and space sales exhibited strong growth in the first quarter of 2010, increasing by 13 percent, compared to the first quarter 2009. Our acquisition of AIS contributed 8 percent of this growth and organic sales growth of about 5 percent was driven primarily by strong sales in our sensors and integrated systems and intelligence, surveillance and reconnaissance businesses.”
First quarter 2010 Results
Goodrich reported first quarter 2010 net income of $111 million, or $0.87 per diluted share, on sales of $1,695 million. In the first quarter 2009, the company reported net income of $170 million, or $1.35 per diluted share, on sales of $1,696 million.
For the first quarter 2010 compared with the first quarter 2009, Goodrich sales changes by market channel were as follows:
•
Large commercial airplane original equipment sales increased by 12 percent. During the first quarter 2009, large commercial original equipment sales were adversely affected by the Boeing machinists’ strike. There was no similar impact during the first quarter 2010. For the first quarter 2010, compared to the first quarter 2009, sales to Boeing grew by about 24 percent and sales to Airbus grew by about 5 percent,

•	Regional, business and general aviation airplane original equipment sales decreased by 31 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 10 percent. Three of the company’s eight commercial businesses reported higher aftermarket sales in the first quarter 2010, compared to the first quarter 2009. Sequentially, commercial aftermarket sales were 9 percent higher than commercial aftermarket sales during the fourth quarter 2009, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 13 percent, including organic growth of about 5 percent.
The change in net income per diluted share is primarily attributable to the impact of lower aftermarket sales and a higher tax rate, which was partially offset by cost containment initiatives. Several important factors are noted below:
•
The company reported an effective tax rate of 38 percent for the first quarter 2010, compared to an effective tax rate of 26 percent during the first quarter 2009. Compared to the first quarter 2009, first quarter 2010 results included additional tax expense of $0.08 per diluted share for the U.S. health care reform legislation and $0.02 per diluted share related to the delay in renewal of the U.S. R&D tax credit. The tax rate in the first quarter 2009 included a benefit of $0.12 per diluted share related to a state tax dispute.

•
The first quarter 2010 results included higher pre-tax income of $12 million, $7 million after-tax or $0.06 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first quarter 2009. Total changes in estimates for the first quarter 2010 were $16 million, pre-tax.

•
The first quarter 2010 results included higher pre-tax expense of $14 million, $9 million after-tax or $0.07 per diluted share, related to higher corporate general and administrative expenses, compared to the first quarter 2009. The increased expenses were primarily related to unfavorable foreign exchange, higher incentive and share based compensation and higher lease-related costs.

Net cash provided by operating activities, minus capital expenditures, for the first quarter 2010 was $9 million, a decrease of $24 million from the same period in 2009. During the first quarter 2010, Goodrich contributed $105 million to its worldwide pension plans, compared to contributions of $8 million in the first quarter 2009. Capital expenditures were $21 million in the first quarter 2010, compared with capital expenditures of $34 million in the first quarter 2009. During the first quarter 2010, excluding the pension contribution, net cash provided by operating activities, minus capital expenditures, was more than 100 percent of net income.
2010 Outlook
The company’s 2010 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2010, compared with the full year 2009, include:
•	Large commercial airplane original equipment sales are expected to increase by about 5 percent. This outlook assumes that 787 deliveries begin in late 2010,

•	Regional, business and general aviation airplane original equipment sales are expected to decrease by more than 10 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 4 — 7 percent. This outlook assumes that worldwide available seat miles (ASMs) increase in the range of 1 — 3 percent in 2010. Goodrich expects year-over-year sales growth beginning towards the middle of 2010, and

•
Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 15 percent, including sales generated by the December 2009 acquisition of AIS.

The company’s full year 2010 sales expectation of approximately $7.1 billion is unchanged from its prior outlook, and represents growth of about 6 percent compared to 2009. The outlook for 2010 net income per diluted share remains in a range of $4.15 — $4.40.

The 2010 outlook for net income includes a full-year effective tax rate of approximately 31 percent for 2010, which has been increased from the prior range of 29 — 30 percent due to the inclusion of the tax expense related to the U.S. health care reform legislation. The 2010 effective tax rate continues to include a full-year benefit of approximately 1.5 percent related to an assumed extension of the U.S. R&D tax credit, which has not been extended as of April 22, 2010.
For 2010, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for new airplane programs, such as the Boeing 787 and Airbus A350 XWB airplane programs, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company continues to expect capital expenditures for 2010 to be in a range of $250 — $275 million and worldwide pension plan contributions to be $100 — $150 million.
The current sales, net income and net cash provided by operating activities outlooks for 2010 do not include the impact of potential acquisitions or divestitures.

The supplemental discussion and tables that follow provide more detailed information about the first quarter 2010 segment results.

Goodrich will hold a conference call on April 22, 2010 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X, the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;

•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	the extent to which we are successful in integrating and achieving expected operating synergies for AIS and other potential acquisitions;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which changes in regulation and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;

•	competitive product and pricing pressures;

•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts; and

•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended March 31, 2010 Compared with Quarter Ended March 31, 2009

	Quarter Ended March 31,
			%	% of Sales
	2010	2009	Change	2010	2009
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$613	$613	0%
Nacelles and Interior Systems	$556	$632	(12%)
Electronic Systems	$526	$451	17%

Total Sales	$1,695	$1,696	0%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$69.4	$76.1	(9%)	11.3%	12.4%
Nacelles and Interior Systems	$118.8	$148.7	(20%)	21.4%	23.5%
Electronic Systems	$70.8	$67.1	6%	13.5%	14.9%

Segment Operating Income	$259.0	$291.9	(11%)	15.3%	17.2%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the first quarter 2010 increased from the first quarter 2009 primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $37 million, primarily in our landing gear business; and

•
Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $4 million, primarily in our aircraft wheels and brakes and actuation systems businesses; partially offset by

•	Lower regional, business and general aviation airplane OE sales across all businesses of approximately $22 million;

•	Lower other non-aerospace sales of approximately $10 million, primarily in our engine components business; and

•	Lower defense and space OE and aftermarket sales primarily in our landing gear and aircraft wheels and brakes businesses of approximately $8 million.
Actuation and Landing Systems segment operating income for the first quarter 2010 decreased from the first quarter 2009 primarily as a result of the following:

•	Unfavorable product mix and sales volume across most businesses resulting in lower income of approximately $12 million; partially offset by

•	Favorable pricing partially offset by higher operating costs across most businesses, which resulted in higher income of approximately $2 million; and

•	Higher income of approximately $2 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2010.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the first quarter 2010 decreased from the first quarter 2009 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $66 million, primarily in our aerostructures business;

•	Lower regional, business, and general aviation airplane OE sales of approximately $15 million, across all businesses; and

•	Lower defense and space OE and aftermarket sales of approximately $6 million, primarily in our interiors business; partially offset by

•	Higher large commercial airplane OE sales of approximately $11 million, across all businesses.
Nacelles and Interior Systems segment operating income for the first quarter 2010 decreased from the first quarter 2009 primarily due to the following:
•	Unfavorable product mix and sales volume, primarily in our aerostructures business, which resulted in lower income of approximately $59 million; partially offset by

•	Favorable pricing and reduced operating costs across all businesses, which resulted in higher income of approximately $18 million; and

•	Higher income of approximately $12 million related to changes in estimates for certain long-term contracts in our aerostructures business that were more favorable in 2010.
Electronic Systems: Electronic Systems segment sales for the first quarter 2010 increased from the first quarter 2009 primarily due to the following:
•
Higher defense and space OE and aftermarket sales of approximately $73 million, across most businesses, including sales of approximately $40 million associated with the acquisitions of Cloud Cap Technology, Inc. (Cloud Cap) and Atlantic Inertial Systems, Inc. (AIS) which occurred subsequent to the first quarter 2009; and

•	Higher large commercial, regional, business and general aviation airplane aftermarket sales primarily in our sensors and integrated business of approximately $2 million; partially offset by

•	Lower regional, business and general aviation airplane OE sales of approximately $5 million, primarily in our sensors and integrated systems business.
Electronic Systems segment operating income for the first quarter 2010 increased from the first quarter 2009 primarily due to the following:
•	Higher sales volume partially offset by unfavorable product mix across most businesses, which resulted in higher income of approximately $6 million; partially offset by

•
Higher operating costs, including incremental costs associated with our recent acquisitions, partially offset by favorable pricing, which resulted in lower income of approximately $2 million. The incremental costs associated with our recent acquisitions included the effect of the write-up of inventory of approximately $3 million from purchase accounting that will not recur.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2010	2009
Sales	$1,695.2	$1,695.9
Operating costs and expenses:
Cost of sales	1,204.3	1,180.1
Selling and administrative costs	269.9	248.0

	1,474.2	1,428.1

Operating Income	221.0	267.8
Interest expense	(33.5)	(28.8)
Interest income	0.1	0.6
Other income (expense) — net	(6.4)	(4.4)

Income from continuing operations before income taxes	181.2	235.2
Income tax expense	(68.6)	(61.9)

Income From Continuing Operations	112.6	173.3
Income from discontinued operations — net of income taxes	1.2	0.5

Consolidated Net Income	113.8	173.8
Net income attributable to noncontrolling interests	(2.6)	(4.0)

Net Income Attributable to Goodrich	$111.2	$169.8

Amounts attributable to Goodrich:
Income from continuing operations	$110.0	$169.3
Income from discontinued operations — net of income taxes	1.2	0.5

Net Income Attributable to Goodrich	$111.2	$169.8

Earnings per common share attributable to Goodrich:

Basic Earnings per Share:
Continuing operations	$0.87	$1.35
Discontinued operations	0.01	—

Net Income Attributable to Goodrich	$0.88	$1.35

Diluted Earnings per Share:
Continuing operations	$0.86	$1.35
Discontinued operations	0.01	—

Net Income Attributable to Goodrich	$0.87	$1.35

Dividends Declared per Common Share	$0.27	$0.25

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2010	2009
Sales:
Actuation and Landing Systems	$613.1	$612.7
Nacelles and Interior Systems	555.8	632.2
Electronic Systems	526.3	451.0

Total Sales	$1,695.2	$1,695.9

Operating Income:
Actuation and Landing Systems	$69.4	$76.1
Nacelles and Interior Systems	118.8	148.7
Electronic Systems	70.8	67.1

Total Segment Operating Income (1)	259.0	291.9

Corporate General and Administrative Costs	(33.9)	(20.0)
ERP Implementation Costs	(4.1)	(4.1)

Total Operating Income	$221.0	$267.8

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	11.3%	12.4%
Nacelles and Interior Systems	21.4%	23.5%
Electronic Systems	13.5%	14.9%

Total Segment Operating Income as a Percent of Sales	15.3%	17.2%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months
	Ended
	March 31,
	2010	2009
Numerator
Income from continuing operations attributable to Goodrich	$110.0	$169.3
Percentage allocated to common shareholders	98.6%	98.6%

	$108.4	$166.9

Denominator
Weighted-average shares	125.0	123.8
Effect of dilutive securities	1.3	0.6

Adjusted weighted-average shares and assumed conversion	126.3	124.4

Per share income from continuing operations
Basic	$0.87	$1.35

Diluted	$0.86	$1.35

]

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2010	2009
Current Assets
Cash and cash equivalents	$778.4	$811.0
Accounts and notes receivable — net	1,159.9	1,073.2
Inventories — net	2,339.2	2,290.4
Deferred income taxes	178.1	165.2
Prepaid expenses and other assets	52.5	59.6
Income taxes receivable	—	15.0

Total Current Assets	4,508.1	4,414.4

Property, plant and equipment — net	1,418.9	1,451.2
Prepaid pension	0.9	0.8
Goodwill	1,571.6	1,587.0
Identifiable intangible assets — net	604.9	633.2
Deferred income taxes	16.8	16.7
Other assets	606.7	638.1

Total Assets	$8,727.9	$8,741.4

Current Liabilities
Short-term debt	$4.3	$3.1
Accounts payable	607.6	547.8
Accrued expenses	1,023.0	1,037.4
Income taxes payable	14.7	0.5
Deferred income taxes	23.9	23.8
Current maturities of long-term debt and capital lease obligations	0.5	0.5

Total Current Liabilities	1,674.0	1,613.1

Long-term debt and capital lease obligations	2,007.3	2,008.1
Pension obligations	811.9	908.7
Postretirement benefits other than pensions	298.2	301.1
Long-term income taxes payable	171.1	171.1
Deferred income taxes	269.8	257.2
Other non-current liabilities	496.9	514.5
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 146,703,530 shares at March 31, 2010 and 145,241,995 shares at December 31, 2009 (excluding 14,000,000 shares held by a wholly owned subsidiary)	733.5	726.2
Additional paid-in capital	1,646.7	1,597.0
Income retained in the business	2,165.1	2,088.0
Accumulated other comprehensive income (loss)	(735.4)	(673.2)
Common stock held in treasury, at cost (21,524,873 shares at March 31, 2010 and 20,854,137 shares at December 31, 2009)	(859.8)	(817.0)

Total Shareholders’ Equity	2,950.1	2,921.0
Noncontrolling interests	48.6	46.6

Total Equity	2,998.7	2,967.6

Total Liabilities And Equity	$8,727.9	$8,741.4

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2010	2009
Operating Activities
Consolidated net income	$113.8	$173.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from discontinued operations	(1.2)	(0.5)
Restructuring and consolidation:
Expenses	0.3	4.9
Payments	(3.5)	(2.6)
Pension and postretirement benefits:
Expenses	47.6	51.6
Contributions and benefit payments	(112.7)	(17.7)
Depreciation and amortization	67.1	60.0
Excess tax benefits related to share-based payment arrangements	(8.0)	(0.6)
Share-based compensation expense	18.2	13.4
Deferred income taxes	5.8	6.2
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(100.5)	(100.1)
Inventories, net of pre-production and excess-over-average	(7.4)	(61.2)
Pre-production and excess-over-average inventories	(50.3)	(27.5)
Other current assets	(2.3)	(1.8)
Accounts payable	68.0	41.5
Accrued expenses	(52.6)	(102.0)
Income taxes payable/receivable	37.5	52.8
Other non-current assets and liabilities	9.7	(23.6)

Net Cash Provided By Operating Activities	29.5	66.6

Investing Activities
Purchases of property, plant and equipment	(20.9)	(34.2)
Proceeds from sale of property, plant and equipment	0.1	0.8
Investments in and advances to equity investees	(0.5)	(0.5)

Net Cash Used In Investing Activities	(21.3)	(33.9)

Financing Activities
Increase (decrease) in short-term debt, net	1.1	(1.8)
Proceeds (repayments) of long-term debt and capital lease obligations	—	297.6
Proceeds from issuance of common stock	35.2	11.5
Purchases of treasury stock	(42.8)	(6.5)
Dividends paid	(34.1)	(31.2)
Excess tax benefits related to share-based payment arrangements	8.0	0.6
Distributions to noncontrolling interests	(0.6)	(6.5)

Net Cash Provided By (Used In) Financing Activities	(33.2)	263.7

Discontinued Operations
Net cash (used in) provided by operating activities	(0.2)	0.5
Net cash (used in) provided by investing activities	—	—
Net cash (used in) provided by financing activities	—	—
Net cash (used in) provided by discontinued operations	(0.2)	0.5

Effect of exchange rate changes on cash and cash equivalents	(7.4)	(2.1)

Net increase (decrease) in cash and cash equivalents	(32.6)	294.8
Cash and cash equivalents at beginning of period	811.0	370.3

Cash and cash equivalents at end of period	$778.4	$665.1

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
Preliminary Income Statement Data:	2010	2009

Net Interest Expense	$(33.4)	$(28.2)
Other Income (Expense), Net:	$(6.4)	$(4.4)

- Divested business retiree health care	(2.7)	(3.4)
- Income (expense) related to previously owned businesses	(1.2)	(0.9)
- Equity in affiliated companies	(1.9)	0.3
- Other Income (expense)	(0.6)	(0.4)

Preliminary Cash Flow Data:
Dividends	$(34.1)	$(31.2)

Depreciation and Amortization	$67.1	$60.0

- Depreciation	47.1	43.3
- Amortization	20.0	16.7

Net Cash Provided By Operating Activities	$29.5	$66.6
Purchases of Property, Plant and Equipment (Capital Expenditures)	(20.9)	(34.2)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$8.6	$32.4

	March 31,	December 31,
Preliminary Balance Sheet Data:	2010	2009

Preproduction and Excess-Over-Average Inventory	$877.1	$827.7

Short-term Debt	$4.3	$3.1
Current Maturities of Long-term Debt and Capital Lease Obligations	0.5	0.5
Long-term Debt and Capital Lease Obligations	2,007.3	2,008.1

Total Debt[2]	$2,012.1	$2,011.7
Cash and Cash Equivalents	778.4	811.0

Net Debt[2]	$1,233.7	$1,200.7

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.